Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A of our report dated November 20, 2019 relating to the financial statements of Vesper Corporation., appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Thayer O’Neal Company LLC

Thayer O’Neal Company, LLC

Sugar Land, Texas

November 20, 2019